EXHIBIT 5.1

9 June 2023	Partner: Andrew Gaffney
andrew.gaffney@klgates.com

The Board of Directors	T +61 3 9640 4318
Innovation Beverage Group Limited	Our ref: gaffnea:7393694.00001
29 Anvil Road
SEVEN HILLS NSW 2147
Australia

Dear Sirs

Innovation Beverage Group Ltd - F-1 Prospectus

We have been appointed as Australian legal counsel for Innovation Beverage Group Limited ACN 625 701 420, a company incorporated under the laws of the Commonwealth of Australia (“Company”), with respect to (i) the issuance and offer by the Company of up to 1,690,500 ordinary shares (the “Shares”), including 210,000 ordinary shares issuable upon the exercise of the underwriters’ option to purchase additional ordinary shares and 80,500 ordinary shares underlying the underwriter warrants (if the underwriter exercises its over-allotment option in full); and (ii) a resale by certain selling shareholders of the Company as stated in the F-1 Prospectus (collectively, the “Selling Shareholders”) of up to 1,339,378 ordinary shares which are presently issued and outstanding (the “Resale Shares”, and together with the Shares, the “Offering”) pursuant to its Registration Statement on Form F-1 (File No. 333-266965) filed with the U.S. Securities and Exchange Commission (“F-1 Prospectus”).

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

●	an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records on 1 June 2023 (“ASIC search”);

●	a certificate from the Company's Managing Director certifying a copy of the Company's Board resolutions to issue of the Resale Shares, the Shares and the F-1 Prospectus;

●	the Company’s Constitution (a certified copy of which was provided to us by the Company’s Secretary).

For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(c)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

(e)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares;

(f)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares under the F-1 Prospectus;

(g)	the Company does not own any freehold land in Australia. In respect of any leased premises used by the Company in Australia, market value rents are payable to an arm’s length party not associated with the Company. The Company, other than those leasehold premises; does not otherwise have any interest in land (or goods affixed to land) in Australia;

(h)	the Company does not own shares in any Australian company that itself owns any freehold land and does not otherwise have any interest in land (or goods affixed to land) in Australia;

(i)	any resale by Selling Shareholders of the Resale Shares is to occur within the United States and for the avoidance of doubt outside of Australia or to Australian residents;

(j)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion; and

(k)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Shares which are the subject of the Offering under the F-1 Prospectus -

1.	the Shares and the Resale Shares have been duly authorized by the Company;

2.	the Shares, when issued, will be validly issued, fully paid and non-assessable (based on the meaning of such term under US law) securities of the Company; and

3.	the Resale Shares proposed for resale by the Selling Shareholders are validly issued, fully paid and non-assessable (based on the meaning of such term under US law).

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the F-1 Prospectus, the Prospectus Supplement or any other matters under any applicable US laws or regulations.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the F-1 Prospectus and to the reference of this firm under the caption “Legal Matters”.

Yours faithfully

Andrew Gaffney

Partner

K&L Gates

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